AMENDED SCHEDULE A

DATED MARCH 15, 2023

TO THE ADVISORS' INNER CIRCLE FUND III

DISTRIBUTION PLAN

DATED MAY 15, 2014,

AS AMENDED AND RESTATED

MARCH 3, 2015

Pursuant to Section 1 of the Plan and subject to any limitations imposed by Rule 2830 of the NASD's Conduct Rules, distribution fees for the following Fund(s), and/or classes thereof, shall not exceed the amounts listed below:

Fund	Class of Shares	Fee
Redwheel Global Emerging Equity Fund	Class N	0.25%
Ninety One Global Franchise Fund	Class A	0.25%
Ninety One Emerging Markets Equity Fund	Class A	0.25%
Ninety One Global Environment Fund	Class A	0.25%
Ninety One International Franchise Fund	Class A	0.25%
KBI Global Investors Aquarius Fund	Investor	0.25%
Mesirow Enhanced Core Plus Fund	Investor	0.25%
Mesirow High Yield Fund	Investor	0.25%
Mesirow Small Company Fund	Investor	0.25%
Nicholas Partners Small Cap Growth Fund	Retail	0.25%
SouthernSun Small Cap Fund	Class N	0.25%
SouthernSun U.S. Equity Fund	Class N	0.25%
First Foundation Fixed Income Fund	Class A	0.25%
First Foundation Total Return Fund	Class A	0.25%
ARGA Emerging Markets Value Fund	Investor	0.25%
ARGA International Value Fund	Investor	0.25%
FS Chiron Capital Allocation Fund	Class A	0.25%
	Class C	1.00%
FS Chiron SMid Opportunities Fund	Class A	0.25%
	Class C	1.00%
FS Multi-Strategy Alternatives Fund	Class A	0.25%
FS Managed Futures Fund	Class A	0.25%
FS Chiron Real Asset Fund	Class A	0.25%
Legal & General Commodity Strategy Fund	R Shares	0.25%